EXHIBIT D

RESTRICTED STOCK UNIT
AWARD AGREEMENT
(Non-Employee Directors)

     This Award Agreement (the “Agreement”) is entered into as of ______________ (the “Award Date”) by and between SunOpta Inc., a Canadian corporation (the “Company”), and ________________________ , a non-employee director of the Company (the “Recipient”), for the award of restricted stock units with respect to the Company’s Common Shares (“Common Shares”).

     The award of restricted stock units to the Recipient is made pursuant to Section 7 of the Company’s Amended 2013 Stock Incentive Plan (the “Plan”), and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

     IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following:

     1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan ________________ restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

          (a) Rights under Restricted Stock Units. A restricted stock unit (an “RSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one Commons Share for each RSU. The number of Commons Shares deliverable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Shares generally.

          (b) Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. One-third of the RSUs shall vest on each anniversary of the Award Date (each, a “Vesting Date”) if the Recipient is a director of the Company on the Vesting Date and has served as a director of the Company continuously from the Grant Date to the Vesting Date.

           (c) Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be a director of the Company, the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Shares.

          (d) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the Common Shares underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the Common Shares by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Shares shall be delivered as directed by the personal representative of the Recipient’s estate.

          (e) No Voting Rights or Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Shares underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will not be entitled to receive cash payments representing any cash dividends paid with respect to the Common Stock underlying the RSUs.

          (f) Delivery Date for the Shares Underlying the RSUs. Following the vesting of the RSUs, the Company shall issue shares underlying the RSUs to the Recipient unless the Recipient has elected to defer receipt of the shares under the Company’s Stock Deferral Plan for Non-Employee Directors (the “Stock Deferral Plan”). If the Recipient has elected to defer the receipt of the shares underlying the RSUs pursuant to the terms of the Stock Deferral Plan, the shares shall be delivered in accordance with the Stock Deferral Plan.

          (g) Taxes and Tax Withholding.

     (i) The Award may be subject to tax withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company to satisfy all federal, state, provincial and other tax withholding obligations. In this regard, the Recipient authorizes the Company, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

     (1) withholding from the Recipient’s or other cash compensation paid by the Company; or

     (2) withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company on the Recipient’s behalf pursuant to this authorization; or

     (3) withholding in Common Shares to be issued upon vesting/settlement of the RSUs.

     (ii) If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Common Shares subject to the vested RSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

     (iii) The Recipient agrees to pay to the Company any amount the Company may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if the Recipient fails to comply with these obligations.

     (iv) The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of the United States can or will be made with respect to the RSUs.

     2. Miscellaneous.

          (a) Entire Agreement. This Agreement, the Plan and the Stock Deferral Plan constitute the entire agreement of the parties with regard to the subjects hereof.

          (b) Interpretation of the Plan and the Agreement. The Compensation Committee of the Board of Directors (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement, the Plan and the Stock Deferral Plan, and all determinations by it shall be final and conclusive.

          (c) Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

          (d) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

          (e) Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          (f) Governing Law. This Agreement and the Plan will be interpreted under the laws of the province of Ontario, exclusive of choice of law rules.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SUNOPTA INC.

By:
Recipient		Authorized Officer